AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
July 6, 1999, as Amended and Restated May 3, 2004
Credit Suisse Asset Management, LLC
466 Lexington Avenue
New York, New York 10017-3147
Dear Sirs:
Credit Suisse Emerging Markets Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, herewith confirms its agreement with Credit Suisse Asset Management, LLC
(the "Adviser") as follows:
1.       Investment Description; Appointment
The Fund desires to employ the capital of the Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in the Fund's Prospectus(es) and Statement(s) of Additional Information as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and SAI have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.       Services as Investment Adviser
Subject to the supervision and direction of the Board of Directors of the Fund, the Adviser will (a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Fund's assets in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and SAI, (c) make investment decisions for the Fund, (d) place purchase and sale orders for securities on behalf of the Fund, (e) exercise voting rights in respect of portfolio securities and other investments for the Fund, and (f) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s). In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

Subject to the approval of the Board of Directors of the Fund and where required, the Fund's shareholders, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of the Fund and may delegate to such investment sub-adviser
(s) the responsibilities described in subparagraphs (b), (c), (d) and (e) above. In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing the
Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Fund and the Fund's Board of Directors and subject
 to the requirements of the 1940 Act.
3.       Brokerage
In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors
it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Adviser or an affiliate exercises investment discretion.
4.       Information Provided to the Fund
The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the
Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.
5.       Standard of Care
The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.
6.       Compensation
In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser an annual fee calculated at an annual rate of 1.25% of the Fund's average daily net assets. The fee for the period from the date of this Agreement to the end of the year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this
Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or SAI.
7.       Expenses
The Adviser will bear all expenses in connection with the
performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement.  The Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser, any sub-adviser or any of their affiliates; fees of any pricing service employed to value shares of the Fund; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums;
outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses;
 costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or
Board of Directors of the Fund; and any extraordinary expenses.
The Fund will be responsible for nonrecurring expenses which may arise
, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.
8.       Services to Other Companies or Accounts
The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the
Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for
investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this
procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the
persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be
deemed to limit or restrict the right of the Adviser or any
affiliate of the Adviser to engage in and devote time and
attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the adviser to perform its services under this
Agreement.
9.       Term of Agreement
This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter
shall continue automatically for successive annual periods,
provided such continuance is specifically approved at least
 annually by (a) the Board of Directors of the Fund or (b)
a vote of a "majority" (as defined in the 1940 Act) of the
Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of
the Board of Directors who are not "interested persons" (as
defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without
penalty, on 60 days' written notice, by
the Board of Directors of the Fund or by vote of holders of
 a majority of the Fund's shares, or upon 90 days' written
notice, by the Adviser. This Agreement will also terminate
 automatically in the event of its assignment (as defined in said Act).
10.      Representation by the Fund
The Fund represents that a copy of its Articles of Incorporation, dated December 22, 1993, together with all amendments thereto, is on file in the Department of Assessments and Taxation of the
 State of Maryland.
11.      Miscellaneous
The Fund recognizes that directors, officers and employees of the
 Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "CS", "CSFB", "CSAM" or
"Credit Suisse" (or any combination thereof or as part
of their names, and that the Adviser or its affiliates
may enter into advisory or other agreements with such
other corporations and trusts. If the Adviser ceases to act
 as the investment adviser of the Fund's shares, the Fund
 agrees that, at the Adviser's request,
 the Fund's license to use the words "CS", "CSFB", "CSAM" or
 "Credit Suisse" or any combination thereof) will terminate and that the Fund will take all necessary action to change the
name of the Fund to names not including the words "CS", "CSFB",
"CSAM" or "Credit Suisse" (or any combination thereof).Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.
Very truly yours,
CREDIT SUISSE EMERGING MARKETS FUND, INC.
By: /s/Hal Liebes
Name: Hal Liebes
Title:  Vice President and
Secretary
Accepted:
CREDIT SUISSE ASSET MANAGEMENT, LLC
By: /s/Hal Liebes
         Name: Hal Liebes
         Title: Managing Director